Exhibit 10.6

CONSULTING AGREEMENT

          This CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 12th day of February, 2010, by and between GREEKTOWN CASINO, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”) (the “Company”), and WG-MICHIGAN, LLC, a Nevada limited liability company (the “Consultant”).

W I T N E S S E T H:

          WHEREAS, the Company desires to engage the Consultant to perform certain consulting services for the Company in connection with the Greektown Casino and Hotel facilities located in Detroit, MI (the “Facility”); and

          WHEREAS, the Consultant desires to perform such services for the Company, subject to the terms and provisions contained herein;

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

          1. Term and Termination.

          (a) The term of this Agreement (the “Term”) shall commence on the date (the “Effective Date”) that the Consultant receives (i) all necessary approvals from the Michigan Gaming Control Board and its designees (collectively, the “Board”) to provide the Services (defined below) and (ii) the approval of the Consultant’s retention by an order of the Bankruptcy Court, and shall expire upon the earlier of (x) a sale of substantially all of the assets of the Company pursuant to Section 363 of the Bankruptcy Code, (y) the effective date of a plan of reorganization or liquidation, or (z) September 1, 2010; provided that, so long as this Agreement has not been terminated pursuant to Section 1(a) or Section 1(b), the Term shall automatically be extended on a month to month basis until either party gives the other party 10 days prior written notice of termination of this Agreement.

          (b) The Term may be terminated at anytime by either party with or without cause upon ten (10) calendar days’ prior written notice to the other party.

          (c) Upon the expiration or sooner termination of this Agreement, the Consultant shall transfer, assign and make available to the Company or the Company’s representative all property and materials in the Consultant’s possession or control belonging to the Company including any Work Product (as defined below) and any other materials developed by the Consultant in connection with the Consultant’s performance of this Agreement.

          2. Services. During the Term, the Consultant shall provide consulting services to the Company with respect to operational matters pertaining to the Facility including but not limited to the services set forth on Appendix A and such other services as the Parties may mutually agree in writing from time to time (the “Services”). The Services shall be performed on behalf of the Consultant primarily by Salvatore Semola, the president of the Consultant, and such other employees of the Consultant as Mr. Semola desires, provided however, Mr. Semola will devote no less than forty (40) hours per week towards providing the Services (except for a reasonable amount of sick days, holidays, and vacation days) and the other employees shall devote no less than one-hundred and fifty (150) hours, in the aggregate, per month towards providing the Services, all with presence at the Facility as needed.

          3. Reporting Structure. The Consultant shall report directly to the management board of the Company. The Consultant will provide the Company with the written materials and verbal assessments covering the Services no less frequently than on a monthly basis, and shall also provide weekly updates to such monthly materials to the extent practical. In addition, the Consultant shall (a) hold weekly calls to report to the management board of the Company the status of the performance of the Services and the Company’s operations, (b) respond promptly and in good faith to all reasonable requests of any of the management board of the Company, and (c) upon at least 2 days prior written request of the management board of the Company, use its commercially reasonable best efforts to make its employees available at the Company’s offices to meet in-person with the management board of the Company.

          4. Payment. As consideration for the Services provided hereunder, the Company shall pay the Consultant a fixed fee of Two Hundred Thousand Dollars ($200,000) per calendar month (the “Fee”), to be paid monthly in advance during the Term; provided however, the Fee shall be pro-rated for any partial months.

          5. Fees Payable Upon Termination.

                    a) In the event that this Agreement is terminated by the Company due to the Consultant’s material breach of this Agreement or pursuant to Sections 1(a)(x), (y) or (z), the Consultant shall be entitled to the payment by the Company’s bankruptcy estate (or its successor) of: (i) the fees that have been earned in accordance with the terms of this Agreement but unpaid as of the date of such termination, and (ii) expenses to be reimbursed hereunder and incurred by the Consultant as a result of the Services provided prior to the date of such termination.

                    b) In the event that this Agreement is terminated by the Company for any reason other than the Consultant’s material breach of this Agreement or pursuant to Sections 1(a)(x), (y) or (z), the Consultant shall be entitled to the payment by the Company’s bankruptcy estate (or its successor) of: (i) the fees that have been earned in accordance with the terms of this Agreement but unpaid as of the date of such termination, (ii) expenses to be reimbursed hereunder and incurred by the Consultant as a result of the Services provided prior to the date of such termination, and (iii) in the event that such termination date is prior to the six month anniversary of the Effective Date, an amount equal to the fees that would have been payable to Consultant for the lesser of the following periods: (a) such termination date through September 1, 2010 and (b) three (3) months.

          6. Reimbursement of Expenses. The Company shall reimburse the Consultant for those reasonable and necessary third party expenses incurred by the Consultant in connection with its performance of the Services and approved by the Company, which approval will not be unreasonably withheld. The Consultant shall submit to the Company an invoice which will include a list of any expenses for which payment is requested (together with appropriate evidence or receipts therefore), which list shall include the amount of each expense and enough specificity to determine the nature of each expense. The Company agrees to pay such invoice within thirty (30) calendar days of receipt. The Consultant and its employees shall (i) for overnight stays in Detroit, stay onsite at the Facility (to the extent available), and (ii) eat at the Facility, when possible. The Consultant shall also be entitled to reimbursement for (i) travel expenses (including airfare provided by a standard commercial airline, but only sitting in coach class) of its employees incurred in connection with travel to and from the Facility, and (ii) costs of application for and pursuit of any and all required gaming licenses and permits and reasonable attorneys’ fees incurred in connection with the procurement of such licenses and permits.

          7. Independent Contractor. The Consultant acknowledges that it (and its employees, agents and representatives) shall be deemed to be, and shall be, an independent contractor, and shall not be entitled to any benefits applicable to the Company’s employees. Nothing herein shall be construed as creating a relationship of employer and employee between the Company and the Consultant, or between the Company and any of the Consultant’s employees, or any partnership relationship between the Company and the Consultant or between the Company and any of the Consultant’s employees. All personnel and employees provided by the Consultant with respect to the Services shall be and remain employees of the Consultant and not employees of the Company, and in no event shall the Company be deemed or construed for any purpose to be an employer or co-employer of any such personnel. The Consultant shall maintain and exercise control over each of its employees and personnel provided by the Consultant in connection with the Services, and shall cause its officers, directors and employees to comply with the terms of the provisions set forth herein. Neither the Consultant nor any of its personnel shall be deemed to be an agent, employee, officer or director of the Company. In making decisions with respect to consulting with the Company under this Agreement or taking any other action related to or in connection with this Agreement, the Consultant shall not be deemed to be in control of the operations of the Company’s facility, or to have any liability whatsoever with respect to the operation or management of the Company’s facility.

          8. Consultant’s Taxes. All amounts paid to the Consultant hereunder shall be reported to the Internal Revenue Service on a Form 1099, and the Consultant shall be obligated to pay any and all federal, state, local or other income taxes and all employment and other taxes due thereon.

          9. No Authority to Bind the Company. All Services provided by the Consultant shall be performed by the Consultant directly and independently and not as an agent, employee or representative of the Company. This Agreement is not intended to and does not constitute, create or otherwise give rise to a joint venture, partnership or other type of business association or organization of any kind by or between the Company and the Consultant. Specifically, and without limitation, the Consultant has no power or authority to contract for, or bind, the Company in any manner.

          10. Exclusivity. During the Term of this Agreement and 60 days thereafter (the “Exclusivity Period”), the Consultant shall not, directly or indirectly, accept any position or affiliation with, or render any services for or on behalf of, any casino located in the Detroit Metropolitan Market (as defined below) not owned or operated by the Company. For purposes of this Agreement, “Detroit Metropolitan Market” shall mean the City of Detroit, Michigan, and the area within a one hundred (100) mile radius from the Facility. The Consultant agrees that the conditions set forth herein are reasonable and necessary to preserve and protect the legitimate business interests of the Company, do not impose an undue hardship on the Consultant, are not injurious to the public, and shall be binding for the time period specified. In the event the Consultant breaches any term or provision of this Section 10, then the Exclusivity Period shall be extended to compensate the Company for the time period the Consultant was in violation of such provision. If a court of competent jurisdiction declares that any term or provision of this Section 10 is invalid or unenforceable, the Company and the Consultant agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          11. Regulatory Considerations. The Consultant acknowledges that, as a consequence of entering into this Agreement with the Company, the Consultant is subject to the jurisdiction of the Board and must comply with the Michigan Gaming Control and Revenue Act, MCL 432.201, et. seq., as amended, supplemented, or construed (the “Act”), and the rules (the “Rules”), regulations, resolutions, and orders promulgated pursuant thereto, plus such other requirements, if any, as are imposed by the Board from time to time (all of the foregoing, collectively, the “MGCB Requirements”) and the Consultant knows of no reason why it, Mr. Semola or any of its employees will not be able to satisfy the MGCB Requirements during the Term of this Agreement. Accordingly, the Consultant agrees as follows:

                    a) Beginning immediately upon the execution of this Agreement, the Consultant shall promptly comply with the MGCB Requirements and shall cause such compliance by its key persons and others retained by the Consultant in connection with its obligations under this Agreement. The Consultant shall cooperate with and promptly provide information and assistance to the Board and the Company regarding this Agreement and its implementation, including without limitation, preparing and supplying requested disclosure and registration materials and reports to the Board (and those that may be reasonably requested by the Company). The Consultant shall also allow the Board to inspect the books and records of the Consultant that pertain directly or indirectly to this Agreement.

                    b) If the Board disapproves of or orders termination of this Agreement, for any reason, including, without limitation, a finding that this Agreement does not comply with the MGCB Requirements or that the Consultant or any person associated with the Consultant, or any of their respective affiliated companies, is/are unsuitable or is/are otherwise prohibited from doing business with the Company, the Company shall be entitled to terminate this Agreement immediately and without further obligation. Neither the Company nor any of its members (direct or indirect) or employees shall have any liability to the Consultant or anyone else for any consequences, losses or damages of any nature suffered or incurred by reason of such disapproval or termination.

                    c) The Company’s liability under this Agreement in the event of its default hereunder shall be limited to the amount it is obligated under this Agreement to pay for Consultant’s Services (including any termination payment under Section 5).

                    d) Consultant acknowledges that the Company operates under privilege licenses in a highly regulated industry and maintains a compliance program to protect and preserve its name, reputation, integrity, and good will through a thorough review and determination of the integrity and fitness, both initially and thereafter, of persons or companies with which it associates or contracts. This Agreement and the association of the parties are contingent on the continued approval under the compliance program of the Company. The Consultant shall cooperate with the Company as reasonably requested and provide such information as it may reasonably request on appropriate notice. The Company may terminate this Agreement in the event that it or its compliance committee discovers facts with respect to the Consultant that would, in the opinion of the Company, jeopardize the gaming licenses, permits, or status of the Company, with any gaming commission, board, or similar regulatory or law enforcement authority. In addition, if the Board withdraws its approval of this Agreement pursuant to this Section 11, then the Company may terminate this Agreement immediately, and thereafter neither party shall have any additional rights or obligations hereunder except for those that expressly survive the expiration or earlier termination hereof. Performance of this Agreement is contingent upon obtaining any and all necessary initial and continuing approval required by any regulatory agency with jurisdiction over the subject matter of this Agreement. In addition, the Company and the Consultant each hereby acknowledges that it is illegal for a denied license applicant or a revoked licensee (pursuant to the laws, rules and regulations of the State of Michigan and other gaming authorities), or a business organization under the control of a denied license applicant or a revoked licensee, to enter into, or attempt to enter into, a contract with the other party without the prior approval of the appropriate gaming authorities. The Company and the Consultant each hereby affirms, represents and warrants to the other party that it is not a denied license applicant, a revoked licensee, or a business organization under the control of a denied license applicant or a revoked licensee, and the Company and the Consultant each hereby agree that this Agreement is subject to immediate termination by the other party (without any liability to either party) if it should become a denied license applicant, a revoked licensee or a business organization under the control of a denied license applicant or a revoked licensee.

          12. Compliance with Laws; Cooperation. The Consultant shall fully comply with all applicable federal, state and local laws, rules and regulations in performing the Services. The Consultant shall (a) fully cooperate with the Company in any investigation(s) it may conduct concerning the Company’s account with the Consultant (i.e., interviews and audits) and (b) allow the Company full access to the Consultant’s accounting records relating to the Company.

          13. Non-Solicitation. During the Term hereof and for a twelve (12) month period thereafter, neither party shall directly or indirectly employ, cause to be employed, solicit or recruit for employment (whether as employee, consultant or otherwise), or encourage to leave employment with the other party, any employee of the other party (or any former employee whose employment terminated within the previous six months) without the other party’s prior written consent; provided however, that the foregoing will not be deemed to prohibit general advertisements or solicitations that are not specifically directed to employees of the other party or its subsidiaries or affiliates.

          14. Remedies Upon Breach of Section 10 and 13. Each party acknowledges that its obligations pursuant to Section 10 and 13 of this Agreement will survive the termination of this Agreement. In addition to, and not in limitation of, the provisions of Sections 10 and 13 of this Agreement, each party agrees that any breach of this Agreement by the other party will cause irreparable damage to the non-breaching party. In the event of such breach, such non-breaching party shall have, in addition to any and all other legal remedies, the right to a temporary restraining order, an injunction, specific performance or other equitable relief to prevent the violation of any obligations under this Agreement, without the necessity of proving irreparable harm or posting a bond. In the event the non-breaching party takes action to enforce the obligations set forth in Sections 10 and 13 of this Agreement, the breaching party agrees to reimburse the non-breaching party for any fees and expenses (including reasonable attorneys’ fees) incurred in connection with such action.

          15. Licensing. The Consultant will obtain whatever licenses are required by the MGCB Requirements in a timely manner.

          16. Notices. All notices or communications hereunder shall be in writing and sent to the following addresses or at such other addresses as the parties may designate from time to time:

If to the Company:	Greektown Casino, L.L.C.
555 East Lafayette
Detroit, Michigan 48226
Fax: 313-961-3006
Attn: Cliff Vallier, Chief Executive Officer

If to the Consultant:	WG-Michigan, LLC
8912 Spanish Ridge Avenue
Suite 120
Las Vegas, NV 89148
Attn: William W. Warner, Manager

          17. No Assignment or Delegation. Neither this Agreement nor any duties or obligations provided for in this Agreement shall be assigned (by merger, operation or law, or otherwise) or delegated by the Consultant without the prior written consent of the Company.

          18. Governing Law. Except for matters governed by the Bankruptcy Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to the principles of conflict of laws thereof.

          19. Waiver of Jury Trial. The Company and the Consultant each hereby knowingly, voluntarily and intentionally waives to the fullest extent permitted by law any rights that they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with this Agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of either or both of the parties hereto. The Company and the Consultant each agrees that it has received sufficient consideration for this provision and that this provision is a material inducement for each of them entering into this Agreement.

          20. Submission to Jurisdiction; Venue. Each party hereto hereby consents and agrees that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any claims and disputes between the Company and the Consultant pertaining to this Agreement or to any matter arising out of or relating to this Agreement, and by the execution and delivery of this Agreement by the Consultant, it hereby unconditionally accepts for itself the jurisdiction of the Bankruptcy Court. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that either of them may now or hereafter have to the bringing of any such action or proceeding in the Bankruptcy Court.

          21. Work Made For Hire. The Consultant agrees that as between the Consultant and the Company, all work product and materials created or produced by the Consultant pursuant to the terms of this Agreement shall be considered to be made on a “work made for hire” basis and shall therefore be the sole property of the Company (“Work Product”). If for any reason the Work Product is not considered a work made for hire under the copyright laws of the United States, then the Consultant hereby grants and assigns to the Company all of its rights, title and interest in and to the Work Product, including, but not limited to, the copyrights therein throughout the world (and any renewal, extension, or reversion copyright now or hereafter provided). The Consultant shall further assist the Company, at the Company’s expense, to further evidence, record and perfect ownership and such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned or acknowledged. The Consultant waives any and all claims it may now or later have in any jurisdiction to so-called “moral rights” or droit moral with respect to the Work Product and any other rights granted to the Company under this Agreement or any other agreement between the parties. Notwithstanding the foregoing, the Consultant has created, acquired or otherwise has rights in, various concepts, ideas, methods, methodologies, procedures, processes, techniques (including, without limitation, function, process, system and data models), and know-how used by the Consultant in providing the Services relating to the Consultant’s business (including all copies, enhancements, modifications, revisions, and derivative works of any of the foregoing) (collectively, the “Consultant Properties”). The Consultant owns all right, title, and interest in the Consultant Properties, including, without limitation, all rights under all copyright, patent and other intellectual property laws. To the extent that the Consultant utilizes or improves the Consultant Properties in connection with the performance of the Services or incorporates the Consultant Properties into the Work Product, (i) such property shall remain the property of the Consultant and (ii) subject to the Consultant’s receipt of payment for the relevant Services, the Consultant grants to the Company a non-exclusive, perpetual and royalty-free license to use the Consultant Properties incorporated into Work Product. Except as stated herein, the Company shall acquire no right or interest in such property or the Consultant Properties. The Consultant may employ, modify, disclose, and otherwise exploit the Consultant Properties for other clients.

          22. Indemnification. The Company shall indemnify the Consultant from and against any and all claims, liabilities, damages, losses, costs or expenses arising out of or as a result of this Agreement or the Consultant’s performance of the Services, provided however, the Company shall have no obligation to indemnify the Consultant hereunder if such claims, liabilities, damages, losses, costs or expenses were caused, in whole or in part, by the willful misconduct, gross negligence, fraud, or knowing misrepresentation of the Consultant.

          23. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto.

          24. Effect of Termination. Upon termination of this Agreement, all rights and obligations of the parties hereunder shall terminate; provided however, that the provisions set forth in Sections 5, 10 and 13 shall survive the termination or expiration of this Agreement. All amounts owning by the Company to the Consultant hereunder shall be paid within fifteen (15) days after the termination date.

          25. Amendments and Modifications. No modifications or alterations of this Agreement shall be effective unless made in writing and signed by both parties.

          26. Severability. In the event any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain unaffected.

          27. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument. Facsimile copies hereof and facsimile signatures hereon shall have the same force and effect as originals.

          IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

“COMPANY”		“CONSULTANT”

GREEKTOWN CASINO, L.L.C.		WG-MICHIGAN, LLC

By:	/s/ Cliff Vallier	By:	/s/ William W. Warner

WILLIAM W. WARNER
Name:	Cliff Vallier		Manager

Title:	Chief Executive Officer

Exhibit A

Services

          The Consultant shall (i) provide a comprehensive review and written and verbal assessment of the Facility’s operations, including an evaluation of the buildings and improvements comprising the Facility, all material revenue departments of the Facility, the performance of the Facility’s casino, slot systems, player rewards program, pricing and operating budgets, personnel and marketing, and the Facility’s competitive position as compared to other competing venues (collectively, the “Facility Assessment”), (ii) provide a detailed review and written and verbal assessment of the Company’s overall marketing and database marketing strategies, (iii) organize, conduct and provide detailed written and verbal results from a comprehensive survey of the Facility’s patrons and potential customers, including focus group studies and telephone surveys to be performed by an appropriately licensed third-party vendor (the “Survey”), (iv) review the capital projects proposed by the Company and provide detailed written and verbal feedback regarding such review, (v) review and assess the floor lay-out of the casino portion of the Facility, including the gaming machine mix and table game mix, and provide detailed written and verbal feedback regarding such review and assessment, (vi) provide the Company with general consulting and analysis as the Company may reasonably request from time to time during the Term of this Agreement, and (vii) provide any other services the parties hereto shall agree upon from time to time.

          The Consultant will use commercially reasonable best efforts to provide the Company with the Facility Assessment within forty-five (45) calendar days of the Effective Date.

          The Consultant, with the Company’s written approval, shall procure and enter into an agreement (the “Vendor Agreement”) with an appropriately licensed third-party vendor to conduct the Survey. The Company shall have an opportunity to review such third-party vendor and review the Vendor Agreement prior to giving its written approval. So long as the Company has provided such written approval, the Company will reimburse the Consultant, according to Section 5 of this Agreement, for the contractual amount of the Vendor Agreement, provided however, the Company will not be obligated to reimburse the Consultant for any other liability, damages, costs, fees, expenses or indemnification obligations arising out of the Vendor Agreement.